UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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RMR Real Estate Income Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT TIME SENSITIVE MATTER

RMR Real Estate Income Fund

(NYSE American: RIF)

VOTE TODAY FOR CONTINUITY OF MANAGEMENT

July 11, 2018

Dear Valued Shareholder:

We need your vote in favor of an investment advisory agreement (the “Advisory Agreement”) with RMR Advisors LLC.  The Advisory Agreement is on the same terms and conditions as the expiring agreement.  Your vote will ensure RIF’s uninterrupted investment program.

The special meeting of shareholders of the RMR Real Estate Income Fund (NYSE American: RIF) to approve the Advisory Agreement has been adjourned to July 25, 2018 and will be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458 at 9:30 a.m. (Eastern Time).  As of the date of this letter, our records indicate that you may not have voted your RIF shares.

Although the response of our shareholders who have voted has been positive, with, as of the day of this letter, more than 87% of the votes FOR, if you have not yet voted, we need your vote approving this important proposal.  Institutional Shareholder Services, a proxy advisory firm, recommends shareholders vote to approve the Advisory Agreement.  It is critical that your proxy vote is received by July 24, 2018.

Vote today to ensure continuity of management of RIF.

Voting is quick and easy.

Thank you in advance for your support for continuity of management.

Sincerely,

Fernando Diaz,

President

Vote by Touch-Tone Phone. Please call Morrow Sodali, our proxy solicitor, at 1-800-662-5200, Monday — Friday, 9:00 a.m. — 10:00 p.m., Eastern time to speak with a proxy specialist OR Call the toll free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.

Please utilize one of the above voting options so that your vote will be received BY

July 24, 2018.

Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on your proxy ballot(s) and following the instructions on the website.